UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2013

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 1, 2013, our Board of Directors elected each of Kevin J. Kennedy and William G. LaPerch as an independent director to our Board of Directors to serve until our 2013 Annual Meeting of Stockholders and until his successor is duly elected and qualifies. The committees of our Board of Directors on which Messrs. Kennedy and LaPerch will serve have not yet been determined.

There are no arrangements or understandings between Mr. Kennedy or Mr. LaPerch and any other person pursuant to which either Mr. Kennedy or Mr. LaPerch was selected as our director. There are no transactions in which Mr. Kennedy has an interest requiring disclosure under Item 404(a) of Regulation S-K. From January 2004 to July 2012, Mr. LaPerch was the Chief Executive Officer and Director of AboveNet, Inc., a provider of high bandwidth connectivity solutions for businesses and carriers, which is both a tenant and vendor of our company. In the year ended December 31, 2012, we paid approximately $1.1 million to AboveNet, Inc. for connectivity and other services and received approximately $2.4 million from AboveNet, Inc. for rent and other charges. Mr. LaPerch did not receive or make any direct payments in connection with these transactions.

Pursuant to our First Amended and Restated 2004 Incentive Award Plan, as amended, as of the date of election to our Board of Directors, each of Mr. Kennedy and Mr. LaPerch received a pro rata equity award, which is fully vested, and each is eligible to receive an annual equity award with a value of $100,000, payable in long-term incentive units or restricted stock at his election, at each Annual Meeting of Stockholders following his election if he continues to serve as an independent director immediately following such meeting. Each of Mr. Kennedy and Mr. LaPerch will receive an annual fee of $60,000 for serving on our Board of Directors, and will also be compensated for service on any committees of our Board of Directors. We and each of Mr. Kennedy and Mr. LaPerch have entered into our standard form of indemnification agreement for officers and directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/S/ JOSHUA A. MILLS
Joshua A. Mills
Senior Vice President, General Counsel and Assistant Secretary

Date: March 6, 2013